Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com
811 Main Street, Suite 3700

November 9, 2026 Vistra Corp. 6555 Sierra Drive Irving, Texas 75039	FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Re: Registration Statement on Form S-3 (Registration No. 333-298811); Up to 5,000,000 shares of common stock, par value $0.01 per share

To the addressee set forth above:

We have acted as special counsel to Vistra Corp., a Delaware corporation (the “Company”), in connection with the sale of up to 5,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, by the selling stockholder (the “Selling Stockholder”) named in the Prospectus (as defined below). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 9, 2026 (Registration No. 333-298811) (the “Registration Statement”), a base prospectus, dated September 8, 2026, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement, dated November 9, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

November 9, 2026

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated as of November 9, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP